UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)

(504) 729-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

      On April 5, 2005, the shareholders of Stewart Enterprises, Inc. (the “Company”) approved the 2005 Directors’ Stock Plan (the “Plan”) at its annual shareholders’ meeting. The Company’s Board of Directors believes that providing directors with a proprietary interest in the Company’s growth and performance is crucial to enhancing shareholder value. The Board believes that adoption of the new Plan is necessary to provide the Company with the continued ability to attract, retain and motivate directors in a manner that is tied to the interests of shareholders.

      Incentives under the Plan may be granted in any one or a combination of the following forms:

•	options to purchase shares of common stock;

•	stock appreciation rights;

•	shares of restricted stock;

•	restricted stock units; and

•	other stock-based awards.

      A total of 400,000 shares of common stock are authorized to be issued under the Plan. Only non-employee directors of the Company are eligible to receive incentives under the Plan when designated as Plan participants.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On April 5, 2005 at the Company’s annual shareholders’ meeting, William E. Rowe retired from the Board of Directors and as Chairman of the Board. At the recommendation of the Corporate Governance and Nominating Committee, John P. Laborde, a current member of the Board of Directors, was appointed Chairman of the Board. Also, at the Company’s annual shareholders’ meeting, John C. McNamara was elected as a member of the Board of Directors to fill the vacancy left by Mr. Rowe’s retirement.

Item 9.01 Financial Statements and Exhibits

      (c) Exhibits

Exhibit Number	Description
99.1	Press release by Stewart Enterprises, Inc. dated April 11, 2005 announcing the appointment of John Laborde as Chairman of the Board and election of John McNamara to the Board of Directors

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
April 11, 2005	/s/ Michael G. Hymel
Michael G. Hymel Vice President Corporate Controller Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release by Stewart Enterprises, Inc. dated April 11, 2005 announcing the appointment of John Laborde as Chairman of the Board and election of John McNamara to the Board of Directors